Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 31, 2011 relating to the financial statements and financial highlights which appears in the September 30, 2011 Annual Report to the Board of Directors and Shareholders of the FMI Funds, Inc. (consisting of FMI Large Cap Fund, FMI Focus Fund and FMI International Fund), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", “Disclosure of Portfolio Holdings”, "Fund Service Providers", and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
January 31, 2012